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                                                                    EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated August 31, 2004, with respect to the combined statement of revenue and certain expenses of The Rubenstein Portfolio for the year ended December 31, 2003 included in Brandywine Operating Partnership, L.P.'s Current Report on Form 8-K dated August 18, 2004 and filed on September 3, 2004 incorporated by reference in the Registration Statement (Form S-3 No. 333-117078) and related Prospectus of Brandywine Realty Trust for the sale of 7,750,000 shares of its common shares of beneficial interest.

                                                /s/ Ernst & Young LLP


Philadelphia, Pennsylvania
September 10, 2004